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               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
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
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
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

                                   HEI, Inc.
               (Name of Registrant as Specified In Its Charter)

                             FANT INDUSTRIES INC.
                  (Name of Person(s) Filing Proxy Statement)

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Advertisement, published July 24, 1998



To the Shareholders of HEI, Inc.

HEI's incumbent directors have suggested that your decision in this contest comes down to one simple question: "Who will produce greater long-term value - the incumbent directors or the Fant director nominees?" We agree with their formulation of the question. But our answer is different from theirs. We believe the best way to tell how someone will do in the future is to look at how they have done in the past.

[Bar graph with the following heading: The value of $10,000 Invested Five Years Ago.

Data for graph:

                                                       Fant        HEI, Inc.

      $10,000 invested in June 1993                    $10,000     $10,000
      Value of that $10,000 as of June 1998            $109,900    $7,030
                                                       +999%       -30%

     Footnote to June 1998 Fant value: Represents the net proceeds upon disposition of, less the equity investment in, Fant's businesses. Fant's businesses are privately held, and the figure shown is based on asset values derived from selling the businesses. Accordingly, the Fant value may reflect significant control premiums that are not necessarily reflected in the stock market value of a public company. Past performance is not necessarily indicative of future results.

     Footnote to June 1998 HEI, Inc. value: Represents the difference between HEI's stock price of $9.25 on June 30, 1993 and $6.50 on June 30, 1998. No dividends were paid during this period.]



"We have set the bar for HEI at $25 per share. I will not rest until we reach this goal. No director's stock options will be exercisable until the stock reaches that price." - Anthony J. Fant



Who should lead HEI?

Don't miss your opportunity to decide.

Your vote is important! Return the GREEN proxy card today. Your proxy card should be mailed by July 28 to allow sufficient time to be received and tabulated. If you have any questions or need assistance voting your shares, please contact Beacon Hill Partners at (800) 253-3814.

FANT INDUSTRIES INC.






Letter to shareholders.



                        AN OPPORTUNITY NOT TO BE MISSED

Dear Fellow HEI Shareholders:

A fundamental tenet of corporate democracy is management accountability. The incumbent directors of any public company do not have the automatic right to continue running the company indefinitely, particularly after a prolonged period of poor performance. They must answer to you, the true owners of the company. That is why the law requires a corporation such as HEI to hold a shareholders' meeting every year and, in certain instances, to hold special meetings.

IT IS A RARE CASE WHEN AN OUTSIDE SHAREHOLDER HAS THE FINANCIAL ABILITY, COURAGE, AND PERSISTENCE TO CHALLENGE AN INCUMBENT BOARD OF DIRECTORS . THIS YEAR, HOWEVER, THROUGH OUR EFFORTS, YOU HAVE THE OPPORTUNITY TO CALL HEI'S DIRECTORS TO ACCOUNT FOR THEIR CONTINUED FAILURES AND TO SUPPORT A MORE DYNAMIC GROUP TO LEAD HEI.

If you don't act now, you have no guarantee that in the years to come there will be any shareholder group around to challenge the incumbent directors if they continue to perform poorly. It will be business as usual at HEI, which in recent years hasn't proven profitable for the shareholders--only for the directors.

We urge you to exercise your democratic right as an owner of HEI to breathe new life into this company and bring new leadership to its board of directors. Please vote your GREEN proxy today.

Even if you have already voted your shares, it is the latest-dated proxy that counts. Please make sure that your latest-dated proxy card is the GREEN proxy card. If you need assistance in voting, please contact our information agent, Beacon Hill Partners, at 1-800-253-3814.

Thank you for your support.

                                   THE FANT GROUP